Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This agreement (the “Agreement”) is entered into effective as of May 1, 2009 (the “Effective Date”), by and between EZRA UZI YEMIN (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), who, in return for the mutual promises set forth herein, agree as follows:
1.	Term. The term of this Agreement (the “Term”) shall be fifty-four (54) months commencing on May 1, 2009 and expiring on October 31, 2013.
2.	Employment Services, Duties and Responsibilities. The Company agrees to employ Executive, and Executive accepts employment, as the Company’s President and Chief Executive Officer. Executive agrees to perform the services required by, and have the duties and responsibilities designated by, the Company’s Board of Directors (the “Board”) for such position, as determined by the Board from time to time, and to devote Executive’s best efforts on a full-time basis to such position. The Executive’s services, duties, responsibilities and decisions shall be subject to the control of, review of and change by the Board and such other persons as the Board may designate from time to time.
3.	Compensation.
(a)	Base Compensation / Contract Bonuses. Effective January 1, 2009 through the end of the Term, Executive’s salary (the “Base Compensation”) shall be no less than a monthly rate of thirty-nine thousand dollars ($39,000) and shall be payable at the same times and under the same conditions as salaries are paid to the Company’s other employees.
(b)	Bonuses. During the Term, the Executive shall be entitled to such annual and special bonuses as may be determined from time to time in the sole discretion of the Company’s Board of Directors (or any applicable Committee thereof).
(c)	Equity Compensation.
(i)	On September 30, 2009, the Executive shall be awarded stock appreciation rights (“SARs”) under the Company’s 2006 Long-Term Incentive Plan (the “Plan”) for 1,850,040 shares of the Company’s Common Stock. The SARs shall be awarded pursuant to the terms set forth in the form of agreement attached hereto as Exhibit 3(c).
(ii)	The exercise price of the SARs described in Section 3(c)(i) above shall be the greater of the applicable price listed in Exhibit 3(c) or the fair market value of the Company’s Common Stock as determined under the Plan on the date of the grant. All SARs described in this Section 3(c) may be settled in stock or cash (or a combination of the two) in the Company’s sole discretion.
(iii)	If the Company declares and pays cash dividend(s) on outstanding shares of Common Stock during the term of the SARs granted herein, the Company will pay additional cash compensation (the “Dividend Equivalents”) to the Executive as set forth herein. The Dividend Equivalent payments to the Executive shall be equal to the cash dividends that would have been payable with respect to the shares covered by the SARs if such shares had been issued and outstanding on the dividend record date. The Dividend Equivalents will be payable only with respect to shares covered by outstanding SARs on the dividend record date and no Dividend Equivalents will be payable with respect to exercised, expired or otherwise terminated SARs on the dividend record date. The payment of Dividend Equivalents with respect to shares covered by unvested SARs will be paid if and when the corresponding SARs become vested and will be forfeited if and to the extent the corresponding SARs are forfeited. The payment of Dividend Equivalents with respect to shares covered by vested SARs will be payable when the corresponding dividends are payable with respect to outstanding shares of the Company’s Common Stock. Any such payments will be subject to applicable tax withholding.
4.	Fringe Benefits / Reimbursement of Business Expenses.
(a)	Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Executive, in accordance with and subject to applicable Company expense incurrence and reimbursement policies.
(b)	Other Benefits. During the Term, the Company will (i) pay the reasonable costs of professional preparation of the Executive’s personal income tax return(s); (ii) provide the Executive with rent-free housing at the Company owned home at 3901 Woodlawn Drive in Nashville, Tennessee (the “Residence”) and a home telephone; (iii) pay the reasonable cost of no more than two (2) personal trips to Israel during each calendar year (including roundtrip airfare and ground transportation and lodging for up to an aggregate of 7 days) for each of the Executive, the Executive’s spouse and the Executive’s minor children; (iv) provide Executive with an automobile including fuel and maintenance, (v) pay the Executive an education allowance of one thousand dollars ($1,000) per month for each of the Executive’s minor children. Perquisites and other personal benefits that are not integrally and directly related to the performance of the Executive’s duties and confer a direct or indirect benefit upon the Executive that has a personal aspect may be disclosed in public filings according to United States Securities and Exchange Commission regulations. Income taxes incurred by the Executive on residence and airfare benefits under this subsection will be grossed up and reimbursed at the Executive’s marginal tax rate.
(c)	Residence Option. Provided that Executive’s employment is not terminated for Cause, Executive shall have the exclusive option to purchase the Residence from the Company (the “Option”) upon the terms set forth below.
(i)	Term/Exercise of Option. The Option may be exercised by the Executive’s delivery of written notice to the Company pursuant to the notice provisions of this Agreement at any time during the Option Term. The Option Term shall begin on the date that notice of termination of employment is delivered by either party and end at 5:00 p.m. U.S. Central Time on the later of the date that is (A) two (2) months prior to the termination date set forth in the notice of termination or (B) two (2) months following the date of notice of termination; provided however, that in no event will the Option Term end
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later than the March 15 of the year following the calendar year in which employment terminates. If the Executive does not exercise the Option during the Option Term, the Option shall expire automatically and be of no further force or effect.
(ii)	Purchase Price. The price to be paid by the Executive to the Company to purchase the Residence (the “Purchase Price”) shall be equal to the greater of $2,013,346 (the Company’s cost in purchasing the Residence) or the fair market value (the “FMV”) of the Residence as determined herein. For a period of thirty (30) days following the Executive’s exercise of the Option (the “Negotiation Period”), the parties shall attempt to agree upon the FMV in writing. If the parties do not agree upon the FMV in writing by the end of the Negotiation Period, the FMV shall be determined by a reputable MAI appraiser chosen by the Company who has at least six (6) years experience appraising improved residential properties in the County where the Residence is located. The determination of FMV by this appraiser shall be binding and conclusive. The fee of any third appraiser selected hereunder above shall be borne equally by the parties.
(iii)	More Definitive Agreement. If and promptly after the Executive exercises the Option, the parties shall negotiate in good faith a written purchase and sale contract for the Residence containing a commitment to close the transaction within sixty (60) days following the full execution of the contract, an earnest money deposit of at least five percent (5%) of the Purchase Price and such other terms, conditions, representations and warranties that are not inconsistent with the terms hereof and that are reasonable and customary for similar transactions.
(d)	The provisions of Sections 4(b) and 4(c) above shall survive the Executive’s death or Disability for a period of twelve (12) months and the Option Term shall commence upon the death or Disability and continue for twelve (12) months. The provisions of Section 4(c) shall survive the expiration of this Agreement and continue in effect as described therein.
5.	Vacation Time / Sick Leave. Executive shall be entitled to twenty-four (24) working days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to the Executive upon the termination of employment. Executive will be provided with at least fifteen (15) working days of sick leave per year which shall accrue ratably according to the Company’s standard policies.
6.	Compliance With Company Policies. Executive shall comply with and abide by all applicable Company policies and directives including, without limitation, the Company’s Code of Business Conduct & Ethics, Supplemental Insider Trading Policy and Employee Handbook. Company may, in its sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment. In the event of any conflict between the terms of this Agreement and Company’s employment policies and directives, the terms of this Agreement will be controlling.
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7.	Confidentiality. Executive recognizes that during the course of employment, Executive will be exposed to information or ideas of a confidential or proprietary nature which pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered Confidential Information to the extent that it is generally available to the public. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge. Executive may also disclose such information if required by court order or applicable law provided that Executive (a) gives Company reasonable advance written notice to allow Company to seek a protective order or other appropriate remedy (except to the extent that Executive’s compliance with the foregoing would cause Executive to violate a court order or other legal requirement), (b) discloses only such information as is required by law, and (c) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive’s employment and for a period of three (3) years thereafter, Executive shall hold Confidential Information in confidence, shall use it only in connection with the performance of duties on behalf of Company, shall restrict its disclosure to those directors, employees or independent contractors of Company with a need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than Company without Company’s prior written consent. Executive shall, upon Company’s request or Executive’s termination of employment, return to Company any and all written documents containing Confidential Information in Executive’s possession, custody or control.
8.	Restrictive Covenants.
(a)	Non-Competition.
(i)	In consideration of the Confidential Information provided to the Executive and the other benefits provided to Executive pursuant to this Agreement, Executive agrees that, if Executive’s employment ends during the Term, then during a thirteen (13) month Non-Compete Period (as defined below), Executive will not, without the prior written consent of Company (which shall not be unreasonably withheld), directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is directly in competition with the Company’s Business (as defined below) in the Territory (as defined below). It is expressly agreed and understood that this restriction is not intended to and shall not prevent Executive from employment or other engagement by a person or entity that competes with Company’s Business as long as Executive does not personally compete or assist such person or entity in such restricted competition. The
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terms of this Section 8(a) shall not apply to the ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.
(ii)	For any termination except for a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which Executive is in fact employed by the Company (assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive’s employment with the Company ends.

(iii)	For purposes of Section 8(a), the “Company’s Business” means the businesses conducted by the Company or its subsidiaries at the time of the Executive’s termination of employment.

(iv)	For purposes of Section 8(a), the “Territory” shall mean (A) a seventy-five (75) mile radius from any of the Company’s refining facilities, (B) a seventy-five (75) mile radius from any of the Company’s wholesale refined products distribution facilities and (C) a fifty (50) mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities.
(b)	Non-Solicitation. During Executive’s employment with Company, and for a period of six (6) months thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Company or its Affiliates. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.

(c)	Non-Interference with Employment Relationships. During Executive’s employment with Company, and for a period of one (1) year thereafter, Executive shall not, without Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit the Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts the Executive on his or her own initiative without any direct or indirect solicitation by the Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.
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(d)	It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.
9.	Copyright, Inventions, Patents. Company shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of Executive’s employment with Company. Executive hereby assigns to Company all copyright ownership and rights to any work developed by Executive and reduced to practice for or on behalf of Company or which relate to Company’s business during the course of the employment relationship. At Company’s expense and for a period of three (3) years following the termination of Executive’s employment, Executive shall reasonably assist or support the Company to obtain, maintain, and assert its rights in such work including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Company’s intellectual property rights.
10.	Termination of Employment.
(a)	Termination By Company For Cause. Company may immediately terminate Executive’s employment at any time for Cause. Upon any such termination, the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, and Company will reserve all further rights and remedies available to it at law or in equity.

(b)	Termination At-Will By Company. The Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason provided that, if the termination is other than for Cause, Executive shall be entitled to (i) advance written notice of termination equal to the lesser of twelve (12) months or the balance of the Term, (ii) his Base Compensation through the required notice period, (iii) all equity vesting, health and life insurance and accrued benefits through the required notice period (iv) all benefits under Section 4 through the required notice period and (v) the Severance Payment. This provision shall not apply if Executive’s employment terminates by reason of death or Disability.

(c)	Termination At-Will By Executive. The Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason provided that the Executive must provide the Company with advance written notice of termination equal to the lesser of twelve (12) months or the balance of the Term.
(i)	If the Executive terminates his employment and provides the required advance written notice, the Executive shall be entitled to the Severance Payment upon termination.

(ii)	If the Executive terminates his employment without providing the required advance written notice, the Executive shall not be entitled to the Severance Payment. In addition, the Company shall be entitled to a buy-out payment equal to the Executive’s Base Compensation that would have been earned if the Executive’s employment had continued during the required advance
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notice period less an amount equal to the amount of any Base Compensation earned by him during the actual period of advance notice provided, if any. The payments described in this Section 10(c)(ii) shall not represent full liquidated damages for Executive’s breach of the advance notice provisions of this Section 10(c) and the Company reserves all other remedies available at law or in equity for such breach.

(iii)	If the Executive fails to render services to the Company in a diligent and good faith manner after the delivery of notice of termination hereunder, and continues or repeats such failure after receiving written notice of same, the Company may immediately terminate the Executive’s employment and the Company will be immediately entitled to the buy-out payment described above upon such termination.
(d)	Separation Release. The Severance Payment that Executive would otherwise be entitled to under Sections 10(b) and 10(c) shall be provided only if Executive executes, on or prior to the Release Expiration Date, a Separation Release, any revocation periods contained in the Separation Release have expired and Executive has continued to comply with this Agreement and any other restrictive covenants to which he is bound. If Executive fails to execute the Separation Release on or prior to the Release Expiration Date or timely revokes his acceptance of the Separation Release thereafter if such revocation is permitted, Executive shall not be entitled to such payments, reimbursements or benefits and shall repay any such payments or reimbursements made prior to the Release Expiration Date.

(e)	Definitions. The following terms shall have the following meanings as used in this Section 10:
(i)	“Cause” means: (A) the Executive’s fraud, gross negligence or willful misconduct involving the Company or its affiliates, (B) the Executive’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (C) the Executive’s deliberate and continual refusal to perform his duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of the Board provided that Executive has been given written notice of such conduct and such conduct is not cured within thirty (30) days thereafter.

(ii)	“Disability” means the inability of the Executive to perform the customary duties of the Executive’s employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness which is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

(iii)	“Release Expiration Date” shall mean the date of the expiration of any and all waiting and revocation periods in the Separation Release.
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(iv)	“Separation Release” means a mutual release of claims in a form reasonably satisfactory to Executive and the Company that pertains to all known claims related to Executive’s employment and the termination of Executive’s employment and that contains appropriate anti-disparagement and continuing confidentiality covenants.

(v)	“Severance Payment” shall mean an amount equal to one (1) month of the Executive’s Base Compensation as in effect immediately before any notice of termination (or as in effect immediately before any reduction in the Executive’s Base Compensation within the thirty (30) days prior to notice of termination).
11.	Survival of Terms. The provisions of Sections 7, 8(b), 8(c) and 9 shall survive the termination or expiration of this Agreement and will continue in effect following the termination of Executive’s employment for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.

12.	Assignment. It is agreed that neither party shall have the right to assign or transfer any duties, rights or obligations due hereunder without the express written consent of the other party, except that the Company may assign the Agreement to its successor or any entity acquiring all or substantially all of the assets of the Company.

13.	No Inducement / Agreement Voluntary. Executive represents that (a) Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) Executive has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and (c) Executive’s assent is freely given.

14.	Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.

15.	Prior Agreements / Amendments. This Agreement revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written or oral, and represents the entire agreement between the parties in relation to the employment of the Executive by the Company on, and subsequent to, the Effective Date. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Executive and the Company.

16.	Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: Vice President / Human Resources, CC: General Counsel, to the Executive at his/her then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the
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•	ther in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery and (b) if by registered or certified mail, on the third postal service day following the date postmarked.
17.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.

18.	Section 409A.
(a)	It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v).

(b)	Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh (7th) month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death.

(c)	In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
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In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY:

DELEK US HOLDINGS, INC.	EXECUTIVE:

/s/ Assaf Ginzburg	/s/ Ezra Uzi Yemin
By: Assaf Ginzburg Title: Executive Vice President Date: September 25, 2009	EZRA UZI YEMIN Date: September 25, 2009

/s/ Frederec Green By: Frederec Green Title: Executive Vice President Date September 25, 2009
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EXHIBIT 3(c)
FORM OF STOCK APPRECIATION RIGHTS AGREEMENT
DELEK US HOLDINGS, INC.
2006 LONG-TERM INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT
     This Stock Appreciation Rights Agreement (the “Agreement”) is made as of September 30, 2009 (the “Grant Date”), by and between Delek US Holdings, Inc., a Delaware corporation (the “Company”), and Ezra Uzi Yemin (the “Participant”).
WITNESSETH:
     WHEREAS, pursuant to the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (the “Plan”), the Company desires to grant to the Participant, and the Participant desires to accept, an award of stock appreciation rights (the “SARs”) with respect to certain shares of the Company’s common stock, $0.01 par value (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant. The Company hereby grants to the Participant SARs with respect to 1,850,040 shares of Common Stock, at a base price per share equal to the greater of the (a) the Fair Market Value (the “FMV”) per share on the date hereof, or (b) the applicable price described in the vesting table set forth in Section 3 below.
     2. Term of SARs. The SARs listed in Section 3 below will expire upon the earlier of (a) the first anniversary of the Participant’s termination of employment or (b) October 31, 2014, unless sooner terminated in accordance with the Plan and this Agreement.
     3. Vesting. Except as otherwise provided herein or in the Plan, the SARs will become vested and exercisable in accordance with the following schedule, subject to the Participant’s remaining in the continuous employment or other service with the Company or its affiliates through the applicable vesting date (unless otherwise indicated, monthly vesting shall be ratable and occur on the last day of a calendar month):

	Number of SARs	Vesting Date(s)	Applicable Price
(a)	391,380	All vest on 3/31/2010	FMV
(b)	249,060	Vest monthly from 4/30/2010 — 10/31/2010	FMV
(c)	246,400	All vest on 3/31/2010	$12.40
(d)	246,400	Vest monthly from 4/30/2010 — 2/28/2011	$13.20
(e)	246,400	Vest monthly from 3/31/2011 — 1/31/2012	$14.00
(f)	246,400	Vest monthly from 2/29/2012 — 12/31/2012	$14.80
(g)	224,000	Vest monthly from 1/31/2013 — 10/31/2013	$15.60
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     4. Termination of Employment or Other Service. Except as otherwise specified in this Agreement or in any employment agreement between the Company and the Participant, in the event of the termination of the Participant’s employment or other service with the Company for any reason other than for Cause, any SARs that have not become vested will thereupon expire, and any vested SARs will expire upon the earlier of the expiration date of the SARs or one (1) year after the date of such termination of employment or other service. If the Participant’s employment or other service is terminated by the Company or its affiliates for Cause (as defined below), then this award (whether or not then vested and exercisable) shall immediately terminate and cease to be exercisable. For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in any employment agreement between the Company and the Participant or, if there is no employment agreement or such term is not defined in the employment agreement, then, for the purposes hereof, the term “Cause” shall mean the Participant’s fraud, gross negligence or willful misconduct involving the Company or its affiliates, the Participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude, or the Participant’s material breach of any written agreement between the Participant and the Company or any of its affiliates.
     5. Settlement of Vested SARs. Subject to the provisions hereof and of the Plan, upon the exercise of an SAR under this Agreement, the Participant (or the Participant’s beneficiary, as the case may be) shall be entitled to receive, in the Company’s sole discretion, cash and/or a number of whole shares having a Fair Market Value equal to the product of X and Y, where—
X = the number of whole shares as to which the SAR is being exercised, and
Y = the excess of (a) the Fair Market Value per share on the date of exercise over (b) the base price per share with respect to the SARs being exercised.
     6. Exercise of Vested SARs.
     (a) The Participant may exercise SARs that are vested and exercisable under this Agreement by delivering to the Secretary of the Company (i) a written notice of such exercise specifying the number of shares of Common Stock covered by such exercise, and (ii) payment in full of the withholding taxes due in connection with the exercise, unless other arrangements satisfactory to the Company are made for the satisfaction of such payment.
     (b) Upon the exercise of an SAR under this Agreement, the applicable tax withholding obligation may be paid
          (i) in cash or by check (including the withholding of cash sufficient to cover the withholding obligation from the proceeds of a cash settlement of the SARs);
          (ii) at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”), by (A) the delivery of previously-owned shares of Common Stock, (B) means of a cashless exercise procedure in connection with a stock settlement (including, without limitation, the withholding of shares from the settlement or through a broker-assisted cashless exercise), (C) any other legal means that may be acceptable to the Committee, or (D) by a combination of the foregoing; or
          (iii) at the discretion of the Committee, in any combination of the above.
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     7. Rights as Stockholder. The Participant (or beneficiary) will have no rights as a shareholder with respect to the shares of Common Stock covered by this Agreement unless, until and except to the extent that shares are issued in the name of the Participant (or beneficiary) in full or partial settlement of the exercise of the SARs and the applicable tax withholding obligation has been satisfied.
     8. Nontransferability. This award may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party (other than the Company or an affiliate thereof), or assigned or transferred (collectively, “Transferred”) by the Participant other than by will or the laws of descent and distribution or to a beneficiary upon the death of the Participant. The SARs may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause this award or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, the Participant or any other person.
     9. Compliance with Law; Transfer Orders; Legends. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to a stock settlement of SARs unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
     10. No Employment or Other Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment or other service with the Company or its affiliates or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant’s employment or other service.
     11. Provisions of the Plan. Except as otherwise specifically provided herein, the provisions of the Plan and the Employment Agreement between the parties dated as of May 1, 2009, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. Notwithstanding anything to the contrary contained herein, in the Employment Agreement or in the Plan, in the event of an “Exchange Transaction” as defined in Section 7 of the Plan, the Board, acting in its discretion, shall determine the effect of the Exchange Transaction on the Participant’s outstanding SARs, which, with respect to any or all of such SARs, may include, without limitation, assumption by the acquiring or successor company, acceleration of vesting, and/or cancellation for any or no consideration, The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
Executive Employment Agreement • Delek US Holdings, Inc. • Page 13 of 14

     12. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.
     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

DELEK US HOLDINGS, INC.:	PARTICIPANT:

By:
Title:

By:
Title:
Executive Employment Agreement • Delek US Holdings, Inc. • Page 14 of 14